Exhibit 99.1

June 1, 2019

Ryan O’Hara

c/o Shutterfly, Inc.

2800 Bridge Parkway

Redwood City, CA 94065

Dear Ryan:

On behalf of Shutterfly, Inc. (the “Company”), this letter agreement (the “Agreement”) sets forth the terms and conditions of your appointment as President and Chief Executive Officer of the Company.

1.

Position. Effective on the Employment Date (as defined below), you will be appointed as the Company’s President and Chief Executive Officer (“CEO”) reporting to the Company’s Board of Directors (the “Board”). You will have all of the duties, responsibilities and authority commensurate with the position. Your employment in this position will commence as soon as practicable on a date to be determined by you and the Board, which shall be no later than June 30, 2019 (such start date, your “Employment Date”). Your office will be at the Company’s headquarters, currently located in Redwood City, CA.

You will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of no more than two other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company.

Upon your Employment Date, you will simultaneously be appointed to the Board, and for so long as you serve as the CEO, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Board or the appropriate committee of the Board will nominate you for re-election to the Board at each annual meeting at which you are subject to re-election.

2.	Cash Compensation.

a.

Base Salary. Your initial annual base salary (the “Base Salary”) will be Seven Hundred Fifty Thousand Dollars ($750,000), payable in accordance with the Company’s normal payroll practices. Thereafter, your annual base salary will be determined by the Board, but in no event be decreased (except as provided in, and subject to, the definition of Good Reason set forth below). Your Base Salary will be prorated for any partial years of employment.

b.

Target Bonus. You will be eligible to participate in our corporate bonus program. Your annual bonus target will be a percentage of your Base Salary equal to the actual fraction of the year during which you are employed by the Company following your Employment Date for fiscal year 2019 and, for subsequent fiscal years, 100% of your Base Salary for the applicable fiscal year (your “Target Bonus”), and the actual bonus amount awarded (your “Actual Bonus”) will be determined based in all cases upon the achievement of Company and individual performance objectives established within the first thirty (30) days following your Employment Date for fiscal year 2019 by agreement between you and the Board or its Compensation and Leadership Development Committee (the “Committee”), as applicable, and, for subsequent fiscal years, established within ninety (90) days of the beginning of that fiscal year by the Board or the Committee. To receive payment of any Actual Bonus, you must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid, except as otherwise provided herein. Whether an Actual Bonus will be awarded in a particular bonus period, and in what amount, is within the sole discretion of the Committee and the Board, except as otherwise provided herein. Your bonus participation will be subject to all the terms, conditions and restrictions of the applicable Shutterfly Bonus Plan, as amended from time to time.

c.

Transition Bonus. You will receive a transition bonus of One Million Two Hundred Thousand Dollars ($1,200,000), payable in a lump sum within thirty (30) days after your Employment Date (the “Transition Bonus”).

3.

Benefits & Vacation. You will be entitled to participate in all employee retirement, health and welfare benefit and vacation programs of the Company as are in effect from time to time and in which other senior management employees of the Company are eligible to participate, on the same terms as such other senior management employees. Please note that the Company currently has a “no accrual” vacation policy.

4.

Equity Awards. On your Employment Date, the Company will grant you Sign-On RSUs, Initial RSUs, Initial PSUs and Initial MSUs (each, as defined below; collectively, your “Equity Awards”). Each of the Equity Awards described below is denominated in dollars (as of the grant date), with the number of shares of the Company’s common stock subject to each such Initial Equity Award to be obtained by dividing the dollar-denominated value of such Initial Equity Award by the average closing price per share of the Company’s common stock over the 20 trading days ending immediately prior to the date of grant and rounding the resulting number of shares to the nearest whole share. Subject to Section 7 below, vesting of each of your Equity Awards will depend on your continued employment as CEO of the Company on the applicable vesting dates (including the applicable performance and/or market measurement dates) and will be subject to the terms and conditions of the written agreement governing the respective Equity Award and this Agreement.

a.

Sign-On RSUs. Your “Sign-On RSUs” shall consist of Company restricted stock units (“RSUs”) with an aggregate fair market value (as of the grant date) of Two Million Nine Hundred Thousand Dollars ($2,900,000), which shall vest 50% on the first anniversary of your Employment Date and the remaining 50% on the second anniversary of your Employment Date, provided further, that the Sign-On RSUs will accelerate in full upon a Change in Control where the Company is no longer a publicly traded company.

b.

Initial RSUs. Your “Initial RSUs” shall consist of RSUs with an aggregate fair market value (as of the grant date) of Three Million Five Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($3,533,333.33), which shall vest one fourth (1/4) on each of the first four anniversaries of your Employment Date.

c.

Initial PSUs. Your “Initial PSUs” shall consist of performance-based RSUs with an aggregate fair market value (as of the grant date) of Three Million Five Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($3,533,333.33), which shall vest based on the satisfaction of two vesting conditions, a performance-based vesting condition and a service-based vesting condition, as further set forth in Exhibit A attached hereto.

d.

Initial MSUs. Your “Initial MSUs” shall consist of market-based RSUs with an aggregate fair market value (as of the grant date) of Three Million Five Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($3,533,333.33), which shall vest based on the satisfaction of a market-based vesting condition, as further set forth in Exhibit B attached hereto.

e.

Form S-8. On or prior to the grant date, the Company will have filed a registration statement on Form S-8 with the SEC covering the shares of its common stock issuable pursuant to the RSUs, to the extent they are not covered by a currently filed Form S-8.

f.

Future Equity. You shall be eligible for future equity grants, including, without limitation, annual long-term incentive grants, at the same time(s) that equity grants are made to the Company’s other senior executive officers (currently around the end of February of each year) and generally based on the same metrics and structure as applies to the contemporaneous equity grants to the Company’s other senior executive officers, in all cases, however, as determined by the Board or the Committee.

5.

Expenses and Legal Fees. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company. In addition, the Company will reimburse, promptly upon presentation of invoices, your expenses for legal or other advisors incurred in the review and finalization of this Agreement, up to an aggregate of Thirty-Five Thousand Dollars ($35,000). The reimbursement for all such expenses shall be paid pursuant to the Company’s policies and practices, following your submission of proper documentation for such expenses.

6.	Definitions. As used in this Agreement, the following terms have the following meanings:

a.

Cause. “Cause” means the occurrence of any of the following: (i) gross negligence or willful misconduct in the performance of duties; (ii) commission of any act of fraud or material dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime of moral turpitude or dishonesty; (iv) material breach of any proprietary-information and inventions agreement with the Company or any other unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) willful violation of the Company’s code of conduct, insider trading policy, or other written policies approved by the Board; or (vi) repeated or persistent failure to perform duties reasonably assigned; provided that you shall be provided with written notice of any event constituting Cause within 90 days of its occurrence and with respect to clause (vi) you shall be provided with 30 days within which to cure such event following provision of such notice.

b.

Change in Control. “Change in Control” means a Corporate Transaction (as defined in the Company’s 2015 Equity Incentive Plan (the “Plan”)), provided that, to the extent any amount constituting “nonqualified deferred compensation” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) would become payable hereunder by reason of a Change in Control, such Corporate Transaction (including any series of transactions) also qualifies as a “change in control” under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii).

c.	COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

d.	Constructive Termination. “Constructive Termination” means you terminate your employment for Good Reason.

e.

Contemplation of a Change in Control. A termination by the Company without Cause or a Constructive Termination, in either case, within ninety (90) days prior to a Change in Control shall be deemed to be in “Contemplation of a Change in Control”.

f.	Disability. “Disability” means your becoming “disabled” under U.S. Treasury Regulation 1.409A-3(i)(4).

g.

Good Reason. “Good Reason” means without your consent any of the following: (i) material reduction in base salary, other than as part of an across-the-board reduction applicable to all Company executives of less than 10%; (ii) material reduction in duties, authority or level or scope of job responsibilities, including without limitation any requirement that you report to any person(s) other than the Board; (iii) the relocation of the Company’s corporate office at which you work by more than fifty (50) miles, which relocation materially increases your commuting distance, or (iv) upon a Change in Control where you are no longer the Chief Executive Officer of a publicly traded company, the failure to provide you with an economic opportunity that is, in the aggregate including your equity and cash incentive compensation, substantially equivalent to or better than the economic opportunity that was provided to you by the Company immediately prior to such Change in Control. For the purpose of clause (ii), a change in responsibility shall not be deemed to occur solely because (A) you are part of a larger organization, (B) you are not re-elected to the Board by the stockholders where you have been nominated for re-election by the Board, (C) you no longer serve on the Board or committee thereof, if applicable, (D) the Company is no longer a publicly-traded company, or (E) any combination of the foregoing clauses (A) through (D). For you to claim Good Reason, all of the following requirements must be satisfied: (1) you must provide notice to the Company of your intent to assert a Good Reason resignation within ninety (90) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, you may withdraw your resignation or may resign with no benefits and (3) any termination of employment under this provision must occur within thirty (30) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (iv). Should the Company remedy the condition as set forth above, after which cure one or more of the conditions arises, then you may assert Good Reason again, subject to all of the conditions set forth herein.

h.	“Separate” or “Separation” means that a “separation from service” has occurred, as defined under U.S. Treasury Regulation 1.409A-1(h).

7.

Effect of Termination of Employment; Termination of Agreement. Notwithstanding anything to the contrary in the applicable award agreement(s) or the Plan, if and only if you Separate under circumstances covered in subsections (b), (c) or (d) below, then your Equity Awards, including, in each case, the unvested portion thereof (if any), will remain outstanding and will not be forfeited or cancelled to the minimum extent and for the minimum amount of time (and only to such minimum extent and for such minimum amount of time) necessary to permit the maximum potential acceleration upon satisfaction of the applicable conditions concerning the Release (as defined below) and, in the case of subsection (b) only, upon the occurrence of a Change in Control subsequent to your termination of employment, while any additional unvested portions will be forfeited and cancelled for no consideration immediately upon such termination of your employment and will never vest and/or settle. For clarity: A portion of an Equity Award will be considered “unvested” if any applicable vesting condition—whether time-, service-, performance- and/or market-based—remains unsatisfied, regardless of whether any other applicable vesting condition(s) has/have been satisfied, and if you Separate under any circumstances other than those covered in subsections (b), (c) or (d) below, the entire unvested portions (if any) of your Equity Awards will be forfeited and cancelled for no consideration immediately upon such termination of your employment and will never vest and/or settle.

a.

Termination for Cause or Voluntary Resignation. If you Separate due to a termination of your employment for Cause or due to your voluntary resignation, you will be paid only: (i) any earned but unpaid Base Salary, (ii) any other unpaid and then-vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards in which you participate, unless otherwise specifically provided in this Agreement and (iii) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the foregoing (i) through (iii), collectively, the “Accrued Compensation”).

b.

Termination without Cause or Constructive Termination Not in Connection with a Change in Control. If you Separate due to a termination of your employment without Cause or due to a Constructive Termination of your employment (either, a “Qualifying Termination”), in either case, not in connection with a Change in Control (as set forth in Section 7(c) below), then you shall be entitled to the Accrued Compensation and, provided that you deliver to the Company a signed general release of claims in favor of the Company in the form attached hereto as Exhibit C (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, you shall also be entitled to:

i.	a lump-sum payment equal to twelve (12) months of your then-current Base Salary;

ii.	a lump-sum payment equal to 100% of your Target Bonus (assuming target achievement) for the then-current fiscal year;

iii.

a taxable lump-sum payment in an amount equal to eighteen (18) months of the employer and employee portions of the COBRA premiums for you and your eligible dependents for continued health benefits; and

iv.	immediate acceleration, effective as of immediately prior to your termination, of

1.	100% of then-unvested Sign-On RSUs;

2.

50% of the then-unvested shares that would have vested if you had remained in continuous employment with the Company for an additional 12 months (following your termination date) pursuant to the Initial RSUs; and

3.

50% of the then-unvested shares that would have vested if you had remained in continuous employment with the Company for an additional 12 months (following your termination date) pursuant to the “earned” Initial PSUs (if any) for which the applicable performance-based vesting conditions have previously been satisfied and only service-based vesting conditions remain to be satisfied over time (such “earned” Initial PSUs, the “Earned Initial PSUs”).

If you Separate due to a termination of your employment without Cause or due to a Constructive Termination, satisfy the Release conditions described above in this Section 7(b) and receive the severance payments and acceleration provided above in this Section 7(b) but a Change in Control subsequently occurs within 90 days following the termination of your employment, then to the extent the acceleration provided below in Section 7(c), clause (iii), exceeds the acceleration described above in Section 7(b), clauses (iv)(2) and (iv)(3), you will receive the difference as incremental acceleration, effective immediately prior to the closing of the Change in Control (such incremental acceleration, the “True-Up Acceleration”).

For clarity: If you Separate due to a termination of your employment without Cause or due to a Constructive Termination, a Change in Control subsequently occurs before you have satisfied the Release conditions described above in this Section 7(b) but you satisfy such Release conditions within sixty (60) days following the termination of your employment (in accordance with Section 7(c) below), then you will receive only the severance payments and acceleration provided below in Section 7(c).

c.

Termination without Cause or Constructive Termination in Connection with a Change in Control. In the event both a Change in Control occurs and you Separate due to a Qualifying Termination, in either case, in Contemplation of a Change in Control or within twelve (12) months following such Change in Control, you shall be entitled to the Accrued Compensation and, provided that you deliver to the Company the signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then you shall also be entitled to:

i.	the severance payments described in Section 7(b), clauses (i) through (iii);

ii.	the acceleration described in Section 7(b), clause (iv)(1) only; and

iii.	instead of the acceleration described in Section 7(b), clauses (iv)(2) and (iv)(3), immediate acceleration, effective as of immediately prior to the closing of the Change in Control, of:

1.	100% of the then-unvested Initial RSUs;

2.

100% of the then-unvested Earned Initial PSUs, provided that, if the level of satisfaction of the performance-based vesting condition applicable to the Initial PSUs has not yet been determined, then the performance-based vesting condition shall first be determined as set forth in Exhibit A attached hereto; and

3.

100% of the then-unvested Initial MSUs for which the market-based vesting condition is satisfied, provided that, if the level of satisfaction of the market-based vesting condition applicable to the Initial MSUs has not yet been determined, then the market-based vesting condition shall first be determined as set forth in Exhibit B attached hereto.

d.

Termination due to Death or Disability. If you Separate due to a termination of your employment in the event of your death or Disability (which termination may be implemented by written notice by the Company if you have been Disabled for six (6) consecutive months; for clarity: running consecutively with the 12-month period described in U.S. Treasury Regulation 1.409A-3(i)(4)), in addition to the Accrued Compensation, provided that you deliver, or your personal representative delivers, to the Company a signed Release and all conditions are satisfied to make the Release effective within sixty (60) days following your termination of employment, then you will be entitled to:

i.

a lump-sum payment equal to your Actual Bonus for the bonus period in which the termination occurs, based on actual achievement of Company performance objectives and achievement of any personal performance objectives, if any, at a minimum of 100% for such fiscal year, in each case, prorated based upon the number of days you are employed in such bonus period, and paid when annual bonuses are otherwise paid to active employees, but no later than March 15 of the year following the year in which the termination of employment occurs; provided, however, that if the bonus is determined and paid on a quarterly basis, the foregoing will apply only to the quarter in progress at the time the termination of employment occurs; and

ii.	immediate acceleration, effective as of immediately prior to your death or Disability, as applicable, of 100% of the then-unvested Sign-On RSUs.

e.

Miscellaneous. Except as described above in Section 7(b) with respect to the True-Up Acceleration, the benefits payable pursuant to the foregoing subsections (a) through (d) of this Section 7 are mutually exclusive and not cumulative. All lump-sum payments provided in this Section 7 shall be made no later than the sixtieth (60th) day following your termination of employment. In addition, notwithstanding anything to the contrary in this Agreement, upon a termination of your employment, you agree to resign prior to the time you deliver the Release from all positions you may hold with the Company and any of its subsidiaries or affiliated entities at such time (including as a member of the Board), and no payment will be made or become due to you until you resign from all such positions, unless requested otherwise by the Board. To the extent any “nonqualified deferred compensation” subject to Section 409A of the Code payable to you hereunder could be paid in one or more taxable years depending upon you completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A of the Code.

8.

Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, your severance and other benefits under this Agreement shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code, with equity all being reduced in reverse order of vesting and equity not subject to treatment under U.S. Treasury Regulation 1.280G Q&A-24(c) being reduced before equity that is so subject. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Accountants shall deliver to the Company and you sufficient documentation for you to rely on it for purpose of filing your tax returns. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

9.

Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Tax gross up payments, if any, shall be made in any event no later than the end of the calendar year immediately following the calendar year in which you remit the related taxes.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A of the Code to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A of the Code to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A of the Code, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A of the Code under another provision of Section 409A of the Code.

Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of U.S. Treasury Regulation 1.409A-2(b)(2).

10.

At Will Employment. Employment with the Company is for no specific period of time. Your Employment with the Company will be “at will,” meaning that either you or the Company may terminate your Employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your Employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

11.

Confidential Information and Other Company Policies. You will be bound by and comply fully with the Company’s standard confidentiality agreement (a form of which is attached hereto as Exhibit D), insider trading policy, code of conduct and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless you consent to the same at the time of such amendment.

12.	Company Records and Confidential Information.

a.

Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you prepare or use or come into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of employment. Notwithstanding the foregoing, you may retain your address book to the extent it only contains contact information and the Company will transfer to you your cell phone number, subject to Company’s right, upon your Separation, to inspect the contact information (whether in digital form or otherwise).

b.

Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company. You may disclose Confidential Information solely in the good faith performance of your duties in the ordinary course of business without violating any law or regulation or in compliance with legal process.

13.

Indemnification. You and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company. In addition, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

14.

Arbitration. You and the Company agree to submit to mandatory binding arbitration, in San Mateo County, California, before a single neutral arbitrator, any and all claims arising out of or related to this agreement and your employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you or any third party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

15.

Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation recoupment policy, and any additional compensation recoupment policy or amendments to the current policy adopted by the Board as required by law during the term of your employment with the Company that is applicable generally to executive officers of the Company.

16.	Miscellaneous.

a.

Employment Eligibility Verification. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Employment Date, or our employment relationship with you may be terminated.

b.

Absence of Conflicts; Competition with Prior Employer. You represent that you have delivered to the Company copies of any agreement related to restrictive limitations on your activities. You agree that you have disclosed to the Company all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

c.

Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.

d.

Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters.

e.

Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

f.

Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

g.	Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

h.

Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter of your employment by the Company. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.

i.	Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

j.

Survival. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

[SIGNATURE PAGE TO AGREEMENT FOLLOWS]

Please sign and date this Agreement, and return it to me if you wish to accept employment at the Company under the terms described above.

Best regards,

/s/ William J. Lansing
William J. Lansing
Chairman of the Board of Directors
Shutterfly, Inc.

I, the undersigned, hereby accept and agree to the terms and conditions of my employment with the Company as set forth in this Agreement.

Accepted and agreed to this June 1, 2019:

/s/ Ryan O’Hara
Ryan O’Hara

Attachments:

Exhibit A – Initial PSU Vesting Conditions

Exhibit B – Initial MSU Vesting Conditions

Exhibit C – Form of Release

Exhibit D – Form of Confidentiality Agreement

Exhibit A

Initial PSU Vesting Conditions

Pursuant to your employment offer letter (your “Offer Letter”) dated June 1, 2019, with Company, this Exhibit A sets forth the vesting terms that will govern your Initial PSUs (hereinafter, your “PSUs”). Capitalized terms used but not defined in this Exhibit A have the respective meanings given to those terms in your Offer Letter. The number of PSUs that may vest is based on (i) the extent to which the Company achieves the Performance Metric (as defined below) and (ii) your continued service, each subject to such further terms and conditions as are set forth in the applicable award agreement and the Plan.

1.

Performance Metric. The “Performance Metric” shall mean the Company’s Adjusted EBITDA (as defined below) during the fiscal year ending December 31, 2019 (the “Performance Period”; the ending date thereof, the “Measurement Date”). The number of PSUs earned and eligible to vest (the “Earned PSUs”) shall be calculated as (a) the target number of PSUs multiplied by (b) the Performance Multiplier, determined by reference to the table below, with the Performance Multiplier for any level of achievement falling between Threshold and Target or between Target and Maximum determined as a linear interpolation of the Performance Multipliers corresponding to such two levels of achievement, provided, however, that no PSUs will be Earned PSUs eligible to vest unless you remain in continued service with the Company through the Measurement Date. In any case, the Performance Multiplier shall be 0%, and no PSUs will be Earned PSUs eligible to vest, if the level of achievement is below the Threshold level of achievement set forth in the table below (for clarity: with no linear interpolation between the Threshold and Below Threshold levels of achievement), and the number of Earned PSUs eligible to vest shall not exceed the maximum number of PSUs.

Level of Achievement	Adjusted EBITDA	Performance Multiplier
Maximum	$415,200,000	200%
Target	$345,400,000	100%
Threshold	$328,000,000	50%
Below Threshold	< $328,000,000	0%

For purposes of the foregoing, “Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation, amortization, stock-based compensation, capital lease termination, restructuring and acquisition costs, as may be adjusted by the Committee in its discretion in recognition of unusual or nonrecurring items, as described in Section 2 below.

If a Change in Control occurs prior to the end of the Performance Period and either (x) you remain in continued service with the Company through the closing of such Change in Control or (y) you Separate prior to the closing of the Change in Control due to a Qualifying Termination in Contemplation of the Change in Control, then (i) the Performance Period shall be deemed to end on the date of the earlier of (1) the closing of such Change in Control and (2) your Separation, (ii) the Performance Multiplier shall be deemed to equal (1) the number of full months of continued service you have provided to the Company during the Performance Period divided by (2) twelve (12), and (iii) the number of Earned PSUs shall equal such Performance Multiplier multiplied by the target number of PSUs. For clarity: If the truncated Performance Period set forth in this paragraph applies, then the Committee shall be deemed to have determined the achievement level of the Performance Metric on the closing date of such Change in Control for purposes of Section 2 below, but the time-based vesting schedule set forth in Section 3 below (as determined by reference to the original Measurement Date set forth above) and the requirement that you remain in continued service with the Company through each applicable vesting date (as described in Section 3 below) shall remain unchanged.

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2.

Certification of Achievement. At the time the Board (or an authorized committee thereof) approves the Company’s audited consolidated financial statements for the Performance Period, the Committee shall determine and certify the extent to which the Performance Metric has been achieved and the number of Earned PSUs. The Committee (or its successor following a Change in Control) may in its sole discretion, provide for one or more equitable adjustments (based on objective standards) to the Performance Metric (and levels of achievement) in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules to preserve the Committee’s original intent regarding the Performance Metric. The Committee’s (or its successor’s following a Change in Control) determination of the achievement level of the Performance Metric, as well as the resulting number of Earned PSUs, will be final, binding and conclusive on Participant.

Upon the Committee’s (or its successor’s following a Change in Control) determination of the achievement level of the Performance Metric, all PSUs that are not Earned PSUs shall be forfeited to the Company forthwith, and all rights you have to such PSUs that are not Earned PSUs shall immediately terminate, without payment of any consideration to you.

3.

Vesting; Continued Service. The Earned PSUs will be vested over three years total (1/3 at certification of achievement, including upon a Change in Control, 1/3 at the second anniversary of the Grant Date and the remainder at the third anniversary of the Grant Date), subject to your continued service through each vesting date. If you Separate for any reason, except as otherwise set forth in your Offer Letter, all then-unvested PSUs, regardless of whether they are Earned PSUs, shall be forfeited to the Company forthwith, and all rights you have to such then-unvested PSUs will immediately terminate, without payment of any consideration to you.

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Exhibit B

Initial MSU Vesting Conditions

Pursuant to your employment offer letter (your “Offer Letter”) dated June 1, 2019, with Company, this Exhibit B sets forth the vesting terms that will govern your Initial MSUs (hereinafter, your “MSUs”). Capitalized terms used but not defined in this Exhibit B have the respective meanings given to those terms in your Offer Letter. The number of MSUs that may vest is based on (i) the extent to which the Company achieves the Performance Metric (as defined below) and (ii) your continued service, each subject to such further terms and conditions as are set forth in the applicable award agreement and the Plan.

1.

Performance Metric. Depending on the Company’s total shareholder return (“Company TSR”) relative to the Russell 2000 TSR (as defined below) over the period starting the twenty-first (21st) trading day following the Company’s earnings release for the fourth quarter of fiscal year 2018 (in calendar year 2019) and ending on the twentieth (20th) trading day following the Company’s earnings release for the fourth quarter of fiscal year 2021 (in calendar year 2022) (such period, the “Performance Period”), with the Company TSR and the Russell 2000 TSR each measured by comparing the respective average closing price over the twenty (20) trading days preceding the first day of the Performance Period with the average closing price over the last twenty (20) trading days of the Performance Period (such metric, the “Performance Metric”), the number of MSUs earned and eligible to vest (the “Earned MSUs”) shall be calculated as (i) the target number of MSUs multiplied by (ii) the Performance Multiplier, determined by reference to the table below, based on the level of achievement of the Performance Metric, with the Performance Multiplier for any level of achievement falling between Threshold and Target or between Target and Maximum determined as a linear interpolation of the Performance Multipliers corresponding to such two levels of achievement, provided, however, that no MSUs will be Earned MSUs eligible to vest unless you remain in continued service with the Company through the Vesting Date (as defined below). In any case, the Performance Multiplier shall be 0%, and no MSUs will be Earned MSUs eligible to vest, if the level of achievement is below the Threshold level of achievement set forth in the table below (for clarity: with no linear interpolation between the Threshold and Below Threshold levels of achievement), and the number of Earned MSUs eligible to vest shall not exceed the maximum number of MSUs. “Russell 2000 TSR” means the aggregate total shareholder return of the entire Russell 2000 Index, as it may be constituted on the relevant measurement dates. For all purposes relating to determination of the Performance Metric, closing prices may be adjusted, in the Committee’s discretion, to account for intervening dividends and/or stock splits.

The Performance Multiplier shall be determined on the date that is twenty trading days after the earnings announcement date for the fourth quarter of fiscal year 2021 (in calendar year 2022) (such later date, the “Vesting Date”) and shall be determined based on the levels of achievement set forth below:

Level of Achievement	Company TSR Compared to Russell 2000 TSR	Performance Multiplier
Maximum	30 “points” above	200%
Target	Equal	100%
Threshold	30 “points” below	25%
Below Threshold	More than 30 “points” below	0%

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In this table, differences in “points” refer to absolute differences in percentages; for example, if the Russell 2000 TSR is 10% over a given period when the Company TSR is 15%, then the Performance Metric would evaluate to “5 ‘points’ above”, and the Performance Multiplier would, therefore, be a linear interpolation of the Target and Maximum levels of achievement.

If a Change in Control occurs prior to the end of the Performance Period and either (x) you remain in continued service with the Company through the closing of such Change in Control or (y) you Separate prior to the closing of the Change in Control due to a Qualifying Termination in Contemplation of the Change in Control, then (i) the Performance Period shall be deemed to end on the closing date of such Change in Control, (ii) the Company’s closing stock price per share at the end of the Performance Period shall be deemed to be the deal price per share (including all earnouts and contingent payments), (iii) the Performance Multiplier shall be determined on the basis of the deal price per share no later than twenty trading days after the closing date of such Change in Control, and (iv) the number of Earned MSUs shall be calculated based on a Performance Multiplier determined in the same manner as set forth above but by reference to such truncated Performance Period. For clarity: If the truncated Performance Period and earlier determination date set forth in this paragraph apply, then the Committee shall be deemed to have determined the achievement level of the Performance Metric on the closing date of such Change in Control for purposes of Section 2 below, but the Vesting Date and the requirement that you remain in continued service with the Company through the Vesting Date (as described in Section 3 below) shall remain unchanged.

Notwithstanding the foregoing, in all cases, if the Company TSR is negative over the Performance Period (including if such period is truncated for the occurrence of a Change in Control), then the Performance Multiplier shall not exceed 100%, even if the Performance Metric is above the Target level of achievement.

2.

Certification of Achievement. The Committee (or its successor following a Change in Control) may in its sole discretion, provide for one or more equitable adjustments (based on objective standards) to the Performance Metric (and levels of achievement) in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules to preserve the Committee’s original intent regarding the Performance Metric. The Committee’s (or its successor’s following a Change in Control) determination of the achievement level of the Performance Metric, as well as the resulting number of Earned MSUs, will be final, binding and conclusive on Participant.

Upon the Committee’s (or its successor’s following a Change in Control) determination of the achievement level of the Performance Metric, all MSUs that are not Earned MSUs shall be forfeited to the Company forthwith, and all rights you have to such MSUs that are not Earned MSUs shall immediately terminate, without payment of any consideration to you.

3.

Vesting; Continued Service. The Earned MSUs shall vest on the Vesting Date, but only if you have remained in continued service with the Company (or its successor following a Change in Control) through the Vesting Date. If you Separate for any reason before the Vesting Date, except as otherwise set forth in your Offer Letter, all then-unvested MSUs, regardless of whether they are Earned MSUs, shall be forfeited to the Company forthwith, and all rights you have to such then-unvested MSUs shall immediately terminate, without payment of any consideration to you.

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Exhibit C

Form of Release

In consideration of the termination benefits (the “Benefits”) provided and to be provided to me by Shutterfly, Inc., or any successor thereof (the “Company”) pursuant to my Agreement with Company dated June 1, 2019 (the “Agreement”), and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.

On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested, and to which I have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, the Benefits, or to my right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s insurance.

2.

In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. Nothing in this Release precludes me from entitlement to any monetary recovery awarded by the Securities and Exchange Commission in connection with any action asserted by the Securities and Exchange Commission. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other former directors and officers of the Company under the

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Company’s Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between me and the Company, if any, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below, and the arbitration provision set forth in my Agreement.

3.

I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me, less applicable withholdings and deductions, earned through my termination date.

4.

As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property, other than as provided in Section 12(a) of the Agreement, that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).

5.

I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6.

I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law unless and until they become publicly available.

7.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.

8.

For three (3) years, I agree that following my termination of employment, I will not, directly or indirectly, make any negative or disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance, and the Company agrees that neither it formally nor its Chief Executive Officer will make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion, about me. The foregoing shall not be violated by truthful statements in legal proceedings, truthful testimony, rebuttal of false or misleading statements of others, normal competitive type statements or privately communicated employment reference checks.

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9.

Any controversy or claim arising out of or relating to this Release, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in San Mateo, California, before three arbitrators, in accordance with the applicable American Arbitration Association (“AAA”) rules then in effect, as modified by the terms and conditions of this Section; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrators. The arbitrators shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrators shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrators hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Release.

10.

I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Effective Date.

11.

In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.

12.

Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

13.	The Benefits provided and to be provided to me by the Company consist of the benefits and payments in accordance with Section 7 of the Agreement.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

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EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee , .

Executed this day of , .

Ryan O’Hara

Agreed and Accepted:

Shutterfly, Inc.

Name:
Title:
Date:

[Signature Page to General Release Agreement]

Exhibit D

Form of Confidentiality Agreement